Exhibit 99.1

TFC ENTERPRISES, INC.	CONTACT: RON TRAY

NEWS RELEASE	757-858-1400

*FOR IMMEDIATE RELEASE*

TFC ENTERPRISES, INC. ANNOUNCES RESTRUCTURED EMPLOYMENT AGREEMENT

NORFOLK, VA, March 3, 2003 /PRNewswire/ — TFC Enterprises, Inc. (the Company)

(NASDAQ: TFCE) today announced that it has restructured the terms of Robert S. Raley’s employment agreement with its wholly-owned principal subsidiary THE Finance Company. This restructuring is consistent with the management changes announced by the Company last week.

Mr. Raley, who remains the Chairman of the Board and Chief Executive Officer of the Company, agreed to reduce his compensation under the employment agreement to a base salary of $300,000 plus a bonus equal to 1% of the annual net pre-tax income of THE Finance Company. Under his prior arrangement, Mr. Raley was paid a base salary of $300,000 plus a bonus equal to the greater of $300,000 or 3% of the annual net pre-tax income of THE Finance Company. As announced last week, Mr. Raley will no longer be the Chief Executive Officer of THE Finance Company, but will remain the Chairman of the Board and an employee. These changes are effective March 1, 2003. The new employment agreement has a term that runs through December 31, 2008.

TFC Enterprises, Inc. conducts its operations primarily through one wholly-owned subsidiary THE Finance Company which specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Based in Norfolk, VA, TFC Enterprises, Inc. has contract production offices of THE Finance Company throughout the United States. The Company’s common stock symbol is listed on Nasdaq National Market and trades under the symbol “TFCE”.